Exhibit 5.1

July 30, 2021

Morningstar, Inc.

22 West Washington Street Chicago,

Illinois 60602

Ladies and Gentlemen:

I am providing this opinion as General Counsel of Morningstar, Inc., an Illinois corporation (the “ Company ”), in connection with the Registration Statement on Form S-8 (the “ Registration Statement ”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “ Securities Act ”), relating to an aggregate total of 1,050,000 shares of the Company’s common stock, no par value (the “ Common Stock ”), reserved for issuance pursuant to the Morningstar, Inc. Amended and Restated 2011 Stock Incentive Plan (the “Plan”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purpose of rendering this opinion.

Based on the foregoing, and subject to the qualification and limitations hereinafter set forth, I am of the opinion that, each share of Common Stock that is newly issued pursuant to the Plan will be legally issued, fully paid and non-assessable when (i) the Registration Statement shall have become effective under the Securities Act; (ii) the Company’s Board of Directors or a duly authorized committee thereof shall have duly authorized the issuance and sale of such Common Stock as contemplated by the Plan; and (iii) either a certificate representing such Common Stock shall have been duly executed, countersigned and registered and duly delivered to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan or if any Common Stock is to be issued in uncertificated form, the Company’s books shall reflect the issuance of such Common Stock to the person entitled thereto against receipt of the agreed consideration therefor to the extent required by, and in accordance with the terms of, the Plan.

This opinion is limited to the laws of the State of Illinois, and I do not express any opinion herein concerning any other law. This opinion is limited in all respects to the laws and facts existing on the date hereof. I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion may not be relied upon by you for any other purpose, or relied upon by any other person, firm or corporation or quoted, filed with any governmental authority or other regulatory agency or otherwise circulated or utilized for any other purpose without my prior written consent.

Very truly yours,

/s/ Patrick J. Maloney
Patrick J. Maloney
General Counsel